                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24B-2


                                                                   Exhibit 10.94

                                    AGREEMENT

                                     Between

                                    EPIMMUNE

                                       And

                                 BAVARIAN NORDIC

        THIS AGREEMENT (the "Agreement"), effective as of November 28, 2001, by and between BAVARIAN NORDIC A/S, a corporation organized under the laws of the Kingdom of Denmark and having its principal place of business at Vesterbrogade 149, DK-1620 Copenhagen V, Denmark, ("BAVARIAN NORDIC") and EPIMMUNE INC., a corporation organized under the laws of the State of Delaware, U.S.A. and having its principal place of business at 5820 Nancy Ridge Drive, San Diego, California 92121, U.S.A. ("EPIMMUNE"). Each of EPIMMUNE and BAVARIAN NORDIC are a "Party;" together they are the "Parties."

                                   WITNESSETH:

        WHEREAS, BAVARIAN NORDIC is a company which develops novel pharmaceutical products utilizing its proprietary MVA-BN (as defined herein) technology to design vaccines;

        WHEREAS, EPIMMUNE, is a company which uses gene maps of cancer-associated proteins and infectious agents to design vaccines that induce cellular immunity;

        WHEREAS, BAVARIAN NORDIC and EPIMMUNE are interested in working and co-operating with each other to conduct a joint program for the discovery and development of a vaccine for the treatment or prevention of HIV-infection in humans upon the terms and conditions hereinafter set forth; and

        WHEREAS, BAVARIAN NORDIC will retain rights to manufacture Program Vaccines and the Program Vaccine portion of any BN-Combined Vaccine(s) or EPI-Combined Vaccine(s) (each as defined herein), subject to the terms herein.

        NOW, THEREFORE, in consideration of the foregoing premises and in consideration of the performance of the mutual covenants and promises herein contained, BAVARIAN NORDIC and EPIMMUNE have agreed as follows:

                                   ARTICLE 1

                                   DEFINITIONS

        As used in the Agreement each term listed below shall have the meaning, which is given after it.

        1.1 Affiliate. "Affiliate" shall mean any company, corporation or other business entity controlling, controlled by, or under common control with BAVARIAN NORDIC or EPIMMUNE, as the case may be, at any time during the term of the Agreement. For purposes of this definition, the term "control" shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock.

        1.2 Annual Budget. "Annual Budget" shall mean a budget setting forth all Authorized R&D Expenses for a given time period.

        1.3 Authorized R&D Expenses. "Authorized R&D Expenses" shall mean the costs and expenses, including full-time equivalent costs, actually incurred by a Party in connection with the Research and Development Program pursuant to this Agreement, provided, such costs and expenses were approved pursuant to an Annual Budget for the period of time in which such work was performed.

        1.4 BAVARIAN NORDIC Background Technology. "BAVARIAN NORDIC Background Technology" shall mean all inventions, improvements and/or discoveries, and all intellectual property rights, including, without limitation, patents and patent applications

(including any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions, renewals or reissues thereof) that cover such inventions, improvements and/or discoveries, that are owned or licensed (with the right to further license or sublicense) by BAVARIAN NORDIC as of the date of this Agreement or during the Research Term and are necessary or useful to the Research and Development Program, whether or not patentable or protectable through trade secret, including without limitation know-how, trade secrets, research plans, technology, techniques and ideas and any biological material, but excluding any Program Vaccines, BAVARIAN NORDIC Patent Rights, Joint Patent Rights and BAVARIAN NORDIC Manufacturing Technology.

        1.5 BAVARIAN NORDIC Manufacturing Technology. "BAVARIAN NORDIC Manufacturing Technology" shall mean any inventions, improvements and/or discoveries and all other intellectual property rights, including, without limitation, patent and patent applications (including any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions, renewals or reissues thereof) that cover such inventions, improvements and /or discoveries, that are necessary or useful for the manufacture of Program Vaccine(s) or the Program Vaccine portion of Combined Vaccine(s), and are owned or licensed by BAVARIAN NORDIC (with the right to further license or sublicense) as of the date of this Agreement or during the Research Term.

        1.6 BAVARIAN NORDIC Option. "BAVARIAN NORDIC Option" shall mean the right of BAVARIAN NORDIC to commercialise Program Vaccine(s) under those circumstances set forth in Section 6.5.

        1.7 BAVARIAN NORDIC Patent Rights. The "BAVARIAN NORDIC Patent Rights" shall mean all applications for patents covering any of the BAVARIAN NORDIC Sole Inventions that are filed anywhere in the world, as well as any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions or renewals therefor or reissues thereof and patents issuing thereon, but excluding all BAVARIAN NORDIC Manufacturing Technology.

        1.8 BN-Combination Option. "BN-Combination Option" shall mean the right of BAVARIAN NORDIC to commercialise BN-Combined Vaccine(s) within the Field as set forth in Section 6.5.

        1.9 BN-Combined Vaccine(s). "BN-Combined Vaccine(s)" shall mean a vaccine product for use within the Field comprised of a combination of [...***...] and any other component(s) (as further set forth in Section 6.5), provided however, that the other component(s) shall be vaccine product(s) based on [...***...]

        1.10 Combined Vaccine(s). "Combined Vaccine(s)" shall mean the BN-Combined Vaccine(s) and/or the EPI-Combined Vaccine(s).

        1.11 EPI-Combination Option. "EPI-Combination Option" shall mean the right of EPIMMUNE to commercialise EPI-Combined Vaccine(s) within the Field as set forth in Section 6.4.

        1.12 EPI-Combined Vaccine(s). "EPI-Combined Vaccine(s)" shall mean a vaccine product for use within the Field comprised of a combination of Program Vaccine(s) and any other component(s) (as set forth in Section 6.4), provided however, that the other component(s) shall be vaccine product(s) which [...***...]

        1.13 EPIMMUNE Background Technology. "EPIMMUNE Background Technology" shall mean all inventions, improvements and/or discoveries, and all intellectual property rights, including, without limitation, patents and patent applications (including any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions, renewals or reissues thereof), that cover such inventions, improvements and/or discoveries, that are owned or licensed (with the right to further license or sublicense) by EPIMMUNE as of the date of this Agreement or during the Research Term and are necessary or useful to the Research and


                                               *CONFIDENTIAL TREATMENT REQUESTED

Development Program, whether or not patentable or protectable through trade secret, including without limitation know-how, trade secrets, research plans, technology, techniques and ideas and any biological material, but excluding any Program Vaccines, EPIMMUNE Patent Rights and Joint Patent Rights.

        1.14 EPIMMUNE Epitope. "EPIMMUNE Epitope" shall mean any T-cell epitope claimed or disclosed in EPIMMUNE Background Technology.

        1.15 EPIMMUNE Option. "EPIMMUNE Option" shall mean the right of EPIMMUNE to commercialise Program Vaccine(s) under those circumstances set forth in
Section 6.4.

        1.16 EPIMMUNE Patent Rights. The "EPIMMUNE Patent Rights" shall mean all applications for patents covering any of the EPIMMUNE Sole Inventions that are filed anywhere in the world, as well as any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions or renewals therefor or reissues thereof and patents issuing thereon.

        1.17 FDA. "FDA" shall mean the United States Food and Drug
Administration.

        1.18 Field. "Field" shall mean any use of a vaccine product for the treatment or prevention of HIV in humans.

        1.19 Invention. "Invention" shall mean any invention, improvements, data, results and/or discoveries whether or not patentable or protectable through trade secret, including without limitation know-how, technology, techniques and ideas and all biological/technical materials, resulting from and made during and as a part of the Research and Development Program.

        1.20 Joint Invention. "Joint Invention" shall mean any Invention, which is jointly conceived and reduced to practice during, and as a result of the Research and Development Program by employees of both of the Parties.

        1.21 Joint Patent Rights. The "Joint Patent Rights" shall mean all applications for patent covering any of the Joint Inventions that are filed anywhere in the world, as well as any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions or renewals therefor or reissues thereof and patents issuing thereon.

        1.22 MVA-BN. "MVA-BN" shall mean BAVARIAN NORDIC's Modified Vaccinia Ankara technology, which is included in the BAVARIAN NORDIC Background Technology.

        1.23 Net Sales.

               (a) "Net Sales" shall mean the invoiced sales of all Program Vaccine(s) billed to independent customers by either Party or its Affiliates, less the following items as applicable to such Program Vaccine(s): (a) credits or allowances granted upon returns, rejections or recalls; (b) freight, shipping and insurance costs; (c) quantity and other trade discounts, credits or allowances actually allowed and taken; (d) customs duties, taxes and surcharges and other governmental charges incurred in connection with exportation or importation; and (e) government mandated rebates. The transfer of any Program Vaccine by any Party or one of its Affiliates to another Affiliate of that Party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section 1.21.

               (b) In the event either Party transfers any Program Vaccine for consideration, in whole or in part, other than cash, the Net Sales price for such Program Vaccine shall be deemed to be the weighted average Net Sales cash price then being invoiced by the seller in arms-length transactions with similar customers. In no event shall Net Sales be deemed to occur in the case of transfers of reasonable quantities of samples or clinical research supplies.

               (c) In the event that any Program Vaccine is sold as part of any Combined Vaccine the Net Sales of such Program Vaccine, for the purposes of determining royalty payments, will be determined by [...***...]

               (d) In the event that the weighted average sale price of the Program Vaccine can be determined but the weighted average sale price of the other vaccine product(s) included in the Combined Vaccine cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [...***...]

               (e) In the event that the weighted average sale price of the other vaccine product(s) included in the Combined Vaccine can be determined but the weighted average sale price of the Program Vaccine cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [...***...]

               (f) In the event that the weighted average sale price of both the Program Vaccine and the other vaccine product(s) included in the Combined Vaccine cannot be determined, the Net Sales for purposes of determining royalty payments will be [...***...]

               (g) The weighted average sale price for a Program Vaccine, a Combined Vaccine or any other vaccine product(s) included in the Combined Vaccine shall be calculated [...***...]

        1.24 [...***...]

        1.25 [...***...]

        1.26 Program Liaison. "Program Liaison" shall have the meaning set forth in Section 2.2.

        1.27 Program Patent Rights. The "Program Patent Rights" shall mean and consist of the BAVARIAN NORDIC Patent Rights, the EPIMMUNE Patent Rights and Joint Patent Rights.

        1.28 Program Vaccine(s). The "Program Vaccine(s)" shall mean any vaccine developed in the course of the Research and Development Program and comprising both MVA-


                                               *CONFIDENTIAL TREATMENT REQUESTED

BN and EPIMMUNE Epitope(s), and which does not use or incorporate any other technology or biological material. A Program Vaccine may be a stand alone vaccine (which is subject to Section 6.3) or a component included in an Epi-Combined Vaccine or BN-Combined Vaccine (which is subject to Sections 6.4 and 6.5, respectively).

        1.29 Progress Report. A "Progress Report" shall have the meaning set forth in Section 2.11.

        1.30 Research and Development Program. The "Research and Development Program" shall mean the basic research and development program to be conducted jointly by BAVARIAN NORDIC and EPIMMUNE for the construction, design, selection, evaluation and testing of Program Vaccine(s) for use in the Field. An initial description of the Research and Development Program is provided in Appendix I, which is incorporated herein by reference and made part of this Agreement.

        1.31 Research Term. The "Research Term" shall have the meaning set forth in Section 2.12.

        1.32 Revenues. "Revenues" shall mean all (a) Net Sales, (b) license fees, sublicense fees and milestone payments paid by a third party to obtain rights to Program Vaccine(s) or Combined Vaccine(s), as applicable, (c) premiums over fair market value of any equity of a Party issued to a third party in a transaction or series of transactions in which such third party obtains rights to Program Vaccine(s) or Combined Vaccine(s), as applicable, and (d) royalties paid by a third party to obtain rights to Program Vaccine(s) or Combined Vaccine(s), as applicable, but excluding any such amounts received (1) as payment for the fair market value of any equity issued, (2) as payments for the supply of goods equal to the cost of goods sold, (3) as research and development funding and (4) as payment from EPIMMUNE or a third party partner of EPIMMUNE for obtaining rights to the BAVARIAN NORDIC Manufacturing Technology.

        1.33 Sole Invention. "Sole Invention" shall mean any Invention, which is conceived and reduced to practice by employee(s) of only one of the Parties but not employees of both of the Parties. For purposes of this Section, Parties include their respective Affiliates.

                                   ARTICLE 2

                      THE RESEARCH AND DEVELOPMENT PROGRAM

        2.1 Research and Development Program. BAVARIAN NORDIC and EPIMMUNE shall work and fully co-operate with each other in conducting the Research and Development Program according to the terms of this Article 2. The Research and Development Program will involve the systematic design and development of the Program Vaccine(s) for use in the Field. The scope and goals of the Research and Development Program are subject to modification as provided herein.

        2.2 Research Committee. Promptly following the execution of this Agreement, BAVARIAN NORDIC and EPIMMUNE shall establish a committee (the "Research Committee") to guide, plan, monitor and manage the activities of the Research and Development Program. The principal functions of the Research Committee shall be to (i) determine and revise the specific goals for the Research and Development Program, (ii) discuss the Research and Development Program and set priorities thereunder, (iii) manage the ongoing research and preclinical investigations conducted under the Research and Development Program,
(iv) monitor the progress and results of such investigations, (v) consider and make any necessary or desirable amendments to the Research and Development Program, (vi) determine the appropriate actions to be taken with respect to Joint Patents, including filing, prosecution and defence thereof, and (vii) if applicable, approve Annual Budgets and any modifications thereto. Each Party shall appoint three representatives to be members of the Research Committee. Either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the Research Committee meetings, subject to the confidentiality provisions of Article 8. All decisions made or actions taken by the Research Committee will be made unanimously, with the EPIMMUNE members cumulatively having one vote and the BAVARIAN NORDIC members cumulatively having one vote. BAVARIAN NORDIC and EPIMMUNE shall each select one of its representatives on the Research Committee (each a "Program Liaison") to be the individual who will receive the Progress Reports, and other information and correspondence from the other concerning the activities of the Research and Development Program. Each Party may replace its members of the Research Committee, including its Program Liaison, upon written notice to the other Party.

        2.3 Research Committee Meetings. Meetings of the Research Committee shall be held at intervals of three months, on an alternating basis, at BAVARIAN NORDIC's facilities in Copenhagen, Denmark and at EPIMMUNE's facilities in San Diego, California or at such other times and locations as determined by the Research Committee; provided that such meetings may be held by videoconference or teleconference as mutually agreed by the Parties. The initial meeting shall be held at BAVARIAN NORDIC's facilities as promptly as possible following the date hereof. Minutes of each meeting shall be prepared in duplicate and approved by the Research Committee and the approved minutes shall be signed and retained by each Program Liaison. At subsequent meetings, the members, among other things, shall report on the Research and Development Program activities undertaken since the prior meeting, exchange ideas and data regarding the Program Vaccine(s), exchange information about the patent status of the Program Vaccine(s), update the Research and Development Program as may be appropriate and discuss and resolve all other matters relevant to the activities of the Research and Development Program. BAVARIAN NORDIC and EPIMMUNE shall bear their respective expenses in attending the meetings of the Research Committee.

        2.4 Information and Results. Except as otherwise provided, the Parties will make available and disclose the Progress Reports prior to and in preparation for Research Committee meetings, in the form and format to be designated by the Research Committee.

        2.5 General Disagreements. All disagreements within the Research Committee shall be subject to the following:

               (a) The Program Liaisons will negotiate in good faith for a period of not more than [...***...] days to attempt to resolve the dispute;

               (b) If the Program Liaisons are unable to resolve the dispute in accordance with subsection (a) above, then they shall promptly present the disagreement to the Chief Executive Officers of the Parties and the provisions of Article 12 shall govern.

        2.6 Effort. Both BAVARIAN NORDIC and EPIMMUNE shall use commercially reasonable efforts to conduct work on the Research and Development Program so as to endeavor to achieve goals agreed to by the Research Committee. Each Party represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions conceived and reduced to practice by such employee or other person, or in the case of non-employees working for other companies or institutions on behalf of BAVARIAN NORDIC or EPIMMUNE.

        2.7 Responsibilities of BAVARIAN NORDIC. During the Research Term, BAVARIAN NORDIC shall:

               (a) participate actively in overall project management, planning and follow-up work of the Research Committee and/or the Research and Development Program;

               (b) attend all meetings of the Research Committee through its appointed representatives;



                                               *CONFIDENTIAL TREATMENT REQUESTED

               (c) keep records according to Section 2.10 hereof, and submit Progress Reports to EPIMMUNE according to Section 2.11 hereof, or provide information to EPIMMUNE as agreed upon otherwise;

               (d) promptly (and in any event within thirty (30) days) following the day on which an Invention is conceived and documented by employee(s) of BAVARIAN NORDIC, provide EPIMMUNE, by telefax, with a copy of a document signed and dated on each page by the BAVARIAN NORDIC employee(s) who conceived the Invention on which the data and the other particulars needed to establish a valid conception under U.S. patent laws are recited;

               (e) where required to comply with FDA requirements, perform research and development activities according to current good laboratory practice (GLP) and current good manufacturing practice (GMP); and

               (f) perform such other activities or responsibilities that may be assigned to it by the Research Committee.

        2.8 Responsibilities of EPIMMUNE. During the Research Term, EPIMMUNE shall:

               (a) make the payments which, as set forth in Article 3 hereof, are scheduled to be paid to BAVARIAN NORDIC during the Research Term;

               (b) participate actively in overall project management, planning and follow-up work of the Research Committee and/or the Research and Development Program; attend all meetings of the Research Committee through its appointed representatives;

               (c) keep records according to Section 2.10 hereof and submit Progress Reports to BAVARIAN NORDIC according to Section 2.11 hereof, or provide information to BAVARIAN NORDIC as agreed upon otherwise;

               (d) promptly (and in any event within thirty (30) days) following the day on which an Invention is conceived and documented by employee(s) of EPIMMUNE, provide BAVARIAN NORDIC, by telefax, with a copy of a document signed and dated on each page by the EPIMMUNE employee(s) who conceived the Invention on which the data and the other particulars needed to establish a valid conception under U.S. patent laws are recited;

               (e) where required to comply with FDA requirements, perform research and development activities according to current good laboratory practice (GLP) and current good manufacturing practice (GMP); and

               (f) perform such other activities or responsibilities that may be assigned to it by the Research Committee.

        2.9 Subcontracts. Subject to the provisions of Article 8 hereof and following review and approval by the Research Committee [...***...], each of EPIMMUNE and BAVARIAN NORDIC may subcontract portions of the Research and Development Program to be performed by it in the normal course of its business to third parties; provided, however, that the Party that subcontracts shall require such third parties to enter into a confidentiality agreement appropriate to protect all Inventions, the BAVARIAN NORDIC Background Technology, BAVARIAN NORDIC Manufacturing Technology and the EPIMMUNE Background Technology, and such subcontracting Party shall be responsible for all work on the Research and Development Program performed by such subcontractor. In no event shall any Party's subcontractor(s) be granted any rights, licenses, or sublicense to or under any of the Inventions, BAVARIAN NORDIC Background Technology, BAVARIAN NORDIC Manufacturing Technology or EPIMMUNE Background Technology except as required to enable the subcontractor to perform work on the Research and Development Program under such subcontract.

        2.10 Records. Each Party hereto shall keep complete and accurate records of all its work, tests and/or activities carried out in furtherance of the Research and Development Program. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and


                                               *CONFIDENTIAL TREATMENT REQUESTED
documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research and Development Program. Such records shall be kept in accordance with each Party's respective notebook policy and appropriate patent practice (including all data in the form required to be maintained under any applicable government regulation). Upon written request and not more than [...***...], such records shall be made available to representatives of the other Party during regular business hours at the location where such records are maintained or by sending copies thereof to the requesting Party's Program Liaison. Each Party agrees that such records shall be made fully available to the other Party for the purposes of preparing and prosecuting patent applications and enforcing any patents issued thereon.

        2.11 Progress Reports. At three (3)-month intervals during the Research Term, and in advance of each Research Committee meeting, each Party hereto shall prepare and transmit to the other, a summary report of the details and results of all work, tests and/or activities carried out by it and any Program Vaccine(s) conceived by it in furtherance of the Research and Development Program ("Progress Report"). Within three months following the completion of the Research and Development Program, each Party shall prepare a complete, comprehensive and final Progress Report and submit the same to the other Party.

        2.12 Research Term. The term of the Research and Development Program shall be the [...***...] that begins on the date hereof unless: (i) extended by mutual written agreement of the Parties, (ii) [...***...] or (iii) terminated in accordance with Section 9.2(a) or 9.2(b) (the "Research Term").

                                   ARTICLE 3

                                     FUNDING

        3.1 [...***...]


                                               *CONFIDENTIAL TREATMENT REQUESTED

        3.2 Funding by the Parties. [...***...] An Annual Budget shall be agreed upon by the Research Committee for each subsequent year during the Research Term at least [...***...] days in advance of the beginning of any such year. The Parties shall share equally all Authorized R&D Expenses incurred by or on behalf of the Parties in connection with their activities performed in accordance with this Agreement, subject to any adjustments approved by the Research Committee to take into account contributions made by each Party. Authorized R&D Expenses may not exceed the amounts allocated to them in the applicable Annual Budget by more than [...***...] without the prior approval of the Research Committee; subject to the foregoing, any costs or expenses that are not Authorized R&D Expenses shall be borne by the Party incurring such costs or expenses. Within [...***...] days after the end of each calendar quarter following the approval of the Annual Budget and during the Research Term, each Party shall furnish to the Research Committee a written statement detailing the Authorized R&D Expenses incurred by such Party during such calendar quarter. On a quarterly basis, within [...***...] days following receipt of the statements of both Parties, and in any event within [...***...] days following the end of the applicable quarter, the Research Committee shall reconcile the statements of the Parties and determine whether a payment should be made by one Party to the other Party so that each Party bears fifty percent (50%) of the total Authorized R&D Expenses for such quarter. The Parties will make any applicable payments to each other within [...***...] days of such reconciliation.

                                   ARTICLE 4

                              INTELLECTUAL PROPERTY

        4.1 EPIMMUNE Background Technology. EPIMMUNE Background Technology shall continue to be owned or controlled by EPIMMUNE, subject to the licenses granted to BAVARIAN NORDIC pursuant to Article 7.



                                               *CONFIDENTIAL TREATMENT REQUESTED

        4.2 BAVARIAN NORDIC Background Technology and BAVARIAN NORDIC Manufacturing Technology. BAVARIAN NORDIC Background Technology and BAVARIAN NORDIC Manufacturing Technology shall continue to be owned or controlled by BAVARIAN NORDIC, subject to the licenses granted to EPIMMUNE pursuant to Article 7.

        4.3 Sole or Joint Inventions. Inventorship of Inventions will be determined in accordance with the patent laws of the U.S.A. The Party that conceives and reduces to practice such Invention (or both Parties if the Parties conceived and reduced to practice such Invention jointly) shall own such Invention and any intellectual property rights related thereto. The Parties shall attempt to resolve any dispute related to inventorship upon the advice of a patent counsel mutually selected by EPIMMUNE and BAVARIAN NORDIC.

                                   ARTICLE 5

                       PATENT PROSECUTION AND INFRINGEMENT

        5.1 BAVARIAN NORDIC. BAVARIAN NORDIC shall have the right, but not the obligation, at its expense and through patent attorneys or agents of its choice, to file and prosecute applications for patents and to maintain patents included in the BAVARIAN NORDIC Background Technology and BAVARIAN NORDIC Manufacturing Technology. After notice to EPIMMUNE, BAVARIAN NORDIC, at its expense and through patent attorneys or agents of its choice, shall file and prosecute applications for patent in the countries identified by the Research Committee covering any Inventions that constitute Sole Inventions of BAVARIAN NORDIC. BAVARIAN NORDIC shall not abandon any such application for patent covering any Sole Invention of BAVARIAN NORDIC or permit any patent issuing therefrom to lapse (other than any such patent application or patent covering Sole Inventions pertaining only to MVA-BN or included in the BAVARIAN NORDIC Manufacturing Technology) without first notifying EPIMMUNE and permitting EPIMMUNE to continue the prosecution of such applications or pay any required fees, at EPIMMUNE's expense and through patent attorneys or agents of

EPIMMUNE's choice. If BAVARIAN NORDIC decides not to pursue patent rights to a Sole Invention of BAVARIAN NORDIC (other than Sole Inventions pertaining only to MVA-BN or included in the BAVARIAN NORDIC Manufacturing Technology) in one or more countries, in response to written inquiry from EPIMMUNE regarding the pursuit of such patent rights in such country or countries, BAVARIAN NORDIC shall provide written notice to EPIMMUNE and shall permit EPIMMUNE to file and prosecute applications for patent in such countries covering such Sole Inventions. EPIMMUNE shall not become an assignee of or acquire any license to any application for patent to a Sole Invention of BAVARIAN NORDIC or patent as a result of its filing or prosecuting applications for patent to a Sole Invention of BAVARIAN NORDIC or paying any fees according to this Section 5.1.

        5.2 EPIMMUNE. EPIMMUNE shall have the right, but not the obligation, at its expense and through patent attorneys or agents of its choice, to file and prosecute applications for patent and to maintain patents included in the EPIMMUNE Background Technology. After notice to BAVARIAN NORDIC, EPIMMUNE, at its expense and through patent attorneys or agents of its choice, shall file and prosecute applications for patent in countries identified by the Research Committee covering any Inventions that constitute Sole Inventions of EPIMMUNE. EPIMMUNE shall not abandon any such application for patent covering any Sole Invention of EPIMMUNE or permit any patent resulting therefrom to lapse (other than any such patent application or patent covering Sole Inventions pertaining only to EPIMMUNE Epitopes) without first notifying BAVARIAN NORDIC and permitting BAVARIAN NORDIC to continue the prosecution of such applications or pay any required fees, at BAVARIAN NORDIC's expense and through patent attorneys or agents of BAVARIAN NORDIC's choice. If EPIMMUNE decides not to pursue patent rights to a Sole Invention of EPIMMUNE (other than Sole Inventions pertaining only to EPIMMUNE Epitopes) in one or more countries, in response to written inquiry from BAVARAIN NORDIC regarding the pursuit of such patent rights in such country or countries, EPIMMUNE shall provide written notice to BAVARIAN NORDIC and shall permit BAVARIAN NORDIC to file and prosecute applications for patent in such countries covering such Sole Inventions. BAVARIAN NORDIC shall not become an assignee of or acquire any license to any application for patent to a Sole Invention of EPIMMUNE or patent as a result of its filing or prosecuting applications for patent to a Sole Invention of EPIMMUNE or paying any fees according to this Section 5.2.

        5.3 The Joint Patent Rights. The Parties, through patent attorneys or agents mutually selected, shall file and prosecute applications for patent in countries identified by the Research Committee covering any Joint Inventions. The Research Committee shall agree which Party is responsible for filing and prosecuting patents in which territories worldwide; provided, however, that BAVARIAN NORDIC shall have the right, but not the obligation, to file and prosecute applications for patent in the member countries of the European Patent Organization (EPO), Norway, Hungary, Poland and Czech Republic, and EPIMMUNE shall have the right, but not the obligation, to file and prosecute applications for patent in the United States, Canada, Japan, Australia, New Zealand, South Korea, Republic of South Africa and Israel, and any other territory not otherwise specified herein. The costs of filing, prosecution and maintenance of such Joint Inventions shall be shared equally. Neither Party shall abandon any such application for patent or permit any patent resulting therefrom to lapse without first notifying the other and permitting the other Party to continue the prosecution of such applications or pay any required fees, at its sole expense and through patent attorneys or agents of its choice. If a Party fails to share in such expenses for a patent on a country by country basis, such Party shall lose the rights to such patent granted on a country by country basis, and shall be obligated to assign its rights of ownership to such patent to the other Party.

        5.4 Informing the Other Party. Each Party shall keep the other Party currently informed of all steps to be taken in the preparation and prosecution of all applications filed by it according to this Article 5 and shall furnish the other with copies of such applications for patent, amendments thereto and other related correspondence to and from patent offices and permit the other Party to offer its comments thereon before a Party makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. Each Party shall offer its comments promptly.

        5.5 Infringement. BAVARIAN NORDIC and EPIMMUNE shall promptly notify each other in writing of infringement of the Program Patent Rights and/or unauthorized use of the BAVARIAN NORDIC Background Technology or BAVARIAN NORDIC Manufacturing Technology and/or the EPIMMUNE Background Technology, in each case as it relates to the Field, which may come to their attention and provide any available evidence thereof.

        5.6 Defence of Solely Owned Patent by Patent Owner. During the Term, the patent owner shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of its BAVARIAN NORDIC Patent Rights, or EPIMMUNE Patent Rights, respectively, and its own background technology and manufacturing technology, and in furtherance of such right, the patent owner agrees that the other Party may join as a Party plaintiff in any such suit, at its own expense. The total cost of such infringement action commenced or defended by the patent owner shall be borne by the patent owner, except such expenses as are incurred by the other Party as a result of its joining as a Party plaintiff. Each Party shall be entitled to full reimbursement for all costs and expenses, including, but not limited to reasonable attorneys' fees, incurred by each Party in such infringement action from any recovery or damages derived therefrom. The patent owner shall be entitled to any additional amounts recovered.

        5.7 Defence of Solely Owned Patent by Non-Owner. If within [...***...] after having been notified by the other Party hereto of any alleged infringement of solely owned Program Patent Right, the patent owner has been unsuccessful in persuading the alleged infringer to


                                               *CONFIDENTIAL TREATMENT REQUESTED
desist and has not brought and/or has not diligently prosecuted an infringement action, or if the patent owner notifies the other Party at any time prior thereto, of its intention not to bring suit against any alleged infringer, then the other Party shall have the right, but is not obligated, to prosecute at its own expense any infringement of such Program Patent Rights that relate to the Field, and the non-owner of the patent may, for such purposes, use the name of the patent owner as Party plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only during the Term. No settlement, consent, judgment or other voluntary final disposition of this suit may be entered into without the consent of the patent owner, which consent shall not unreasonably be withheld. The patent owner shall indemnify the other Party against any order for judgments, costs or expenses that may be made against the patent owner in such proceedings.

        5.8 Royalty Offset. In the event that, pursuant to Section 5.7, the non-owner of a patent shall undertake the enforcement and/or defence of Program Patent Rights that relate to the Field, by litigation, such non-owner may withhold its actual expenses incurred in connection therewith in an amount up to [...***...] of the royalties otherwise thereafter due to patent owner hereunder based on such patent and apply the same toward reimbursement of such expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by such non-owner for any suit brought pursuant to Section 5.7 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of such non-owner relating to the suit and next toward reimbursement of patent owner for any royalties past due or withheld and shall be applied pursuant to
Article 6. The non-owner shall be entitled to the balance remaining from any such recovery.

        5.9 Infringement of Joint Patents. If either Party becomes aware that a third party is infringing any rights in any Joint Patent, such Party shall give written notice to the other Party describing in detail the nature of such infringement. The Parties shall then determine which

                                               *CONFIDENTIAL TREATMENT REQUESTED

Party is better suited to enforce such Joint Patent against such infringement. The Party not chosen to enforce such Joint Patent shall in each case provide the enforcing Party all reasonable assistance, at the enforcing Party's expense, in such enforcement. In the event that the enforcing Party fails to institute an infringement suit or take other reasonable action in response to such infringement within [...***...] days after notice of infringement of such Joint Patent, the other Party shall have the right, but not the obligation, to institute such suit or take other appropriate action in its own name to enforce such Joint Patent. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce any Joint Patent shall first be applied pro rata to each Party to pay the costs and expenses of litigation in such action, and any remaining amount shall be divided equally between the Parties.

        5.10 Third Party Infringement Claims. In the event that a third party files an action against a Party hereto alleging that such Party's activities under this Agreement infringe such third party's patent rights, such Party shall give written notice to the other Party, and the Parties will consult and cooperate on the best course of action. The Party that was sued shall have the right to defend itself against such action, and the other Party shall provide all reasonable assistance in such defence. Each Party shall pay all of its own fees and expenses (including attorneys' fees) incurred under this Section 5.10.

        5.11 BAVARIAN NORDIC Patent Extension. BAVARIAN NORDIC hereby appoints EPIMMUNE or its designee as BAVARIAN NORDIC's agent for the sole purpose of submitting an application to extend the term of any patent within the BAVARIAN NORDIC Patent Rights for any country in which EPIMMUNE or its designee secured governmental approval to market a Program Vaccine covered by such patent. BAVARIAN NORDIC shall co-operate with EPIMMUNE or its designee in connection with any such application.

        5.12 EPIMMUNE Patent Extension. EPIMMUNE hereby appoints BAVARIAN NORDIC or its designee as EPIMMUNE's agent for the sole purpose of submitting an


                                               *CONFIDENTIAL TREATMENT REQUESTED
application to extend the term of any patent within the EPIMMUNE Patent Rights for any country in which BAVARIAN NORDIC or its designee secured governmental approval to market a Program Vaccine covered by such patent. EPIMMUNE shall cooperate with BAVARIAN NORDIC or its designee in connection with any such application.

                                   ARTICLE 6

                             COMMERCIAL DEVELOPMENT

        6.1 Commercialisation Within the Field. Except as set forth in Sections 6.3, 6.4 and 6.5, neither Party shall, within the Field, be entitled to commercialise any Inventions, including but not limited to Inventions claimed or disclosed in the BAVARIAN NORDIC Patent Rights, the EPIMMUNE Patent Rights or the Joint Patent Rights, but excluding any Inventions claimed or disclosed in the BAVARIAN NORDIC Manufacturing Technology, without the prior written consent of the other Party. This Section 6.1 shall not limit in any way the right of (i) BAVARIAN NORDIC to commercialise, within the Field, a vaccine product which does not contain EPIMMUNE Epitopes or (ii) EPIMMUNE to commercialise, within the Field, a vaccine product which does not contain MVA-BN.

        6.2 Commercialisation Outside the Field. Outside the Field, each of the Parties may exploit any Sole Invention(s) belonging to that Party and any Joint Inventions without the consent of the other Party.

        6.3 Joint Commercialisation. The Parties shall [...***...] all Revenues received by the Parties from any Program Vaccine(s) derived from joint commercialisation as described in this Section 6.3. EPIMMUNE will take the lead in negotiating joint commercialisation of any Program Vaccine(s) with any third party; provided, however, BAVARIAN NORDIC shall be notified in advance of the negotiations and may attend such negotiations as a non-participating observer. To the extent BAVARIAN NORDIC decides not to attend such negotiations, BAVARIAN NORDIC shall be informed with respect to such negotiations and shall be consulted



                                               *CONFIDENTIAL TREATMENT REQUESTED
with respect thereto. [...***...] Notwithstanding anything to the contrary set forth herein, (a) if MVA-BN or any derivative thereof is not used in a vaccine developed pursuant to this Agreement, then such vaccine shall not constitute a Program Vaccine and BAVARIAN NORDIC will not be eligible for any Revenues sharing from such vaccine and (b) if EPIMMUNE Epitope(s) or any derivative thereof are not used in a vaccine developed pursuant to this Agreement, then such vaccine shall not constitute a Program Vaccine and EPIMMUNE will not be eligible for any Revenues sharing from such vaccine.

        6.4 Commercialisation by EPIMMUNE.

               (a) If, during the Term, the Research Committee agrees, following reasonable good faith consideration of clinical data obtained as a result of the Research and Development Program, that it is required to combine the Program Vaccine(s) with another vaccine product in order to create an acceptable vaccine product for use in the Field, then EPIMMUNE shall have the option (the "EPI-Combination Option") to create EPI-Combined Vaccine(s) and to exclusively commercialise any such EPI-Combined Vaccine(s). If EPIMMUNE exercises the EPI-Combination Option, EPIMMUNE may commercialise Program Vaccine(s) in combination with EPI-Combined Vaccine(s), which will be subject to the payment provisions of Section 6.4(c).

               (b) If BAVARIAN NORDIC terminates the Research and Development Program pursuant to clause (ii) of Section 2.12, then EPIMMUNE shall have the option, exercisable for a period of [...***...] days following EPIMMUNE's receipt of notice of such termination, (i) to exclusively commercialise any Program Vaccine(s) (the "EPIMMUNE Option"), and/or (ii) to exercise the EPI-Combination Option.

               (c) The provisions of Section 6.3 shall not apply to any commercialisation pursuant to Section 6.4(a) or (b). EPIMMUNE will pay BAVARIAN NORDIC a royalty of [...***...] of all Revenues received by EPIMMUNE for each EPI-Combined Vaccine

                                              *CONFIDENTIAL TREATMENT REQUESTED
commercialised pursuant to its exercise of the EPI-Combination Option, and each Program Vaccine commercialised pursuant to its exercise of the EPIMMUNE Option.

               (d) Following the exercise of the EPI-Combination Option or the EPIMMUNE Option and continuing during the Term, EPIMMUNE shall keep or cause to be kept accurate records for a period of [...***...] from the date thereof, and shall furnish to BAVARIAN NORDIC a written [...***...] royalty report showing on a country by country basis: (i) the gross sales of all EPI-Combined Vaccine(s) and Program Vaccine(s) sold by EPIMMUNE and its Affiliates pursuant to Section
6.4 during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; (iv) the dates of the first commercial sales of any such EPI-Combined Vaccine(s) and Program Vaccine(s) sold pursuant to Section 6.4 in any country by EPIMMUNE and its Affiliates during the reporting period; and (v) the exchange rates used in determining the applicable amount of royalties in United States dollars. All amounts payable will first be calculated in the currency of sale and then converted into United States dollars using as a rate of exchange the average exchange rate reported in the Wall Street Journal during the [...***...] to which the payment relates. The report will also show all other components of Revenues received by EPIMMUNE during the applicable [...***...]. Reports, together with the royalty payable for the period to which the reports relate, shall be due on the [...***...] day following the close of each [...***...]. If no royalty is due for any royalty period hereunder, EPIMMUNE shall so report. The records maintained pursuant to this Section shall be complete and accurate records and in sufficient detail to properly reflect all Revenues and to enable the royalties payable hereunder to be determined. During the Term and the [...***...] period after the termination or expiration of this Agreement, upon the request of BAVARIAN NORDIC (but not more frequently than [...***...] in each calendar year), BAVARIAN NORDIC may designate an


                                               *CONFIDENTIAL TREATMENT REQUESTED
independent public accountant acceptable to EPIMMUNE to review records pertaining to any payments requested under this Agreement to verify the accuracy of the payments made or payable hereunder during the preceding calendar year.

        6.5 Commercialisation by BAVARIAN NORDIC.

               (a) If, during the Term, the Research Committee agrees following reasonable good faith consideration of clinical data obtained as a result of the Research and Development Program that it is required to combine the Program Vaccine with another vaccine product in order to create an acceptable vaccine product for use in the Field, then BAVARIAN NORDIC shall have the option (the "BN-Combination Option") to create BN-Combined Vaccine(s). If BAVARIAN NORDIC exercises the BN-Combination Option, BAVARIAN NORDIC may commercialise Program Vaccine(s) in combination with BN-Combined Vaccine(s), which shall be subject to the payment provisions of Section 6.5(c).

               (b) If EPIMMUNE terminates the Research and Development Program pursuant to clause (ii) of Section 2.12, then BAVARIAN NORDIC shall have the option, exercisable for a period of [...***...] days following BAVARIAN NORDIC`S receipt of notice of such termination, (i) to exclusively commercialise any Program Vaccine(s) (the "BAVARIAN NORDIC Option"), and/or (ii) to exercise the BN-Combination Option.

               (c) The provisions of Section 6.3 shall not apply to any commercialisation pursuant to Section 6.5(a) or (b). BAVARIAN NORDIC will pay EPIMMUNE [...***...] of all Revenues received by BAVARIAN NORDIC for each BN-Combined Vaccine commercialised pursuant to its exercise of the BN-Combination Option, and each Program Vaccine commercialised pursuant to its exercise of the BAVARIAN NORDIC Option.

               (d) Following the exercise of the BN-Combination Option or the BAVARIAN NORDIC Option and continuing during the Term, BAVARIAN NORDIC shall keep or cause to be kept accurate records for a period of [...***...] from the date thereof, and shall furnish to

                                               *CONFIDENTIAL TREATMENT REQUESTED

EPIMMUNE a written [...***...] royalty report showing on a country by country basis: (i) the gross sales of all BN-Combined Vaccine(s) and Program Vaccine(s) sold by BAVARIAN NORDIC and its Affiliates pursuant to Section 6.5 during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; (iv) the dates of the first commercial sales of any such BN-Combined Vaccine(s) and Program Vaccine(s) sold pursuant to Section 6.5 in any country by BAVARIAN NORDIC and its Affiliates during the reporting period; and (v) the exchange rates used in determining the applicable amount of royalties in United States dollars. All amounts payable will first be calculated in the currency or sale and then converted into United States dollars using as a rate of exchange the average exchange rate reported in the Wall Street Journal during the calendar [...***...] to which the payment relates. The report will also show all other components of Revenues received by BAVARIAN NORDIC during the applicable [...***...]. Reports, together with the royalty payable for the periods to which the reports relate, shall be due on the [...***...] day following the close of each [...***...]. If no royalty is due for any royalty period hereunder, BAVARIAN NORDIC shall so report. The records maintained pursuant to this Section shall be complete and accurate records and in sufficient detail to properly reflect all Revenues and to enable the royalties payable hereunder to be determined. During the Term and the [...***...] period after the termination or expiration of this Agreement, upon the request of EPIMMUNE (but not more frequently than [...***...] in each calendar year), EPIMMUNE may designate an independent public accountant acceptable to BAVARIAN NORDIC to review records pertaining to any payments requested under this Agreement to verify the accuracy of the payments made or payable hereunder during the preceding calendar year.


                                               *CONFIDENTIAL TREATMENT REQUESTED

        6.6 Royalty Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added, or credited, as the case may be, together with interest thereon accruing under this Agreement from the date of the report for the [...***...] for which such amounts are owing, to the next [...***...] payment hereunder.

        6.7 Exchange Controls. Except as hereinafter provided in this Section 6.7, all payments to be made pursuant to this Article 6 shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Program Vaccine(s) and/or Combined Vaccine(s) are sold, payment shall be made through such lawful means or methods as the Parties may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties that the Parties or their sublicensees would have been obligated to transmit or deposit, for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

        6.8 Interest on Late Payments. Any payments by the Parties that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at [...***...] calculated on the number of days payment is delinquent. [...***...]

        6.9 Manufacturing Rights.


                                               *CONFIDENTIAL TREATMENT REQUESTED

               (a) In anticipation of commencement of Phase III clinical trials of any Program Vaccine(s) or Combined Vaccine(s), the Parties agree to review commercially reasonable proposals for the manufacture of such Program Vaccine(s) or the Program Vaccine portion of a Combined Vaccine(s), including but not limited to a proposal from BAVARIAN NORDIC. If BAVARIAN NORDIC's proposal for the manufacture of such Program Vaccine is competitive with the other proposals obtained, taking into account, among other things, pricing and quality, then the provisions of Section 6.9(b) shall apply.

               (b) Subject to Sections 6.9(a) and (c), BAVARIAN NORDIC has the exclusive right to manufacture any Program Vaccine(s) and the Program Vaccine portion of any Combined Vaccine(s). [...***...]

               (c) If EPIMMUNE provides BAVARIAN NORDIC with written documentation that (i) BAVARIAN NORDIC cannot meet the most competitive price for the manufacture of Program Vaccine(s) or the Program Vaccine portion of any Combined Vaccine(s), as applicable, of comparable quantity at matching specifications; (ii) the manufacture of Program Vaccine(s) or the Program Vaccine portion of any Combined Vaccine(s), as applicable, by a third party partner of EPIMMUNE is required by such partner for commercialisation of such Program Vaccine or Combined Vaccine; (iii) BAVARIAN NORDIC cannot meet the quantitative demand for Program Vaccine(s) or the Program Vaccine portion of any Combined Vaccine(s), as applicable, and BAVARIAN NORDIC is not able to upscale production within [...***...] or (iv) BAVARIAN NORDIC cannot meet material quality requirements governing the manufacture of Program Vaccine(s) or the Program Vaccine portion of any Combined Vaccine(s), as applicable, and is not able to fulfill such quality requirements within a commercially reasonable period [...***...], then, in any such case BAVARIAN NORDIC hereby grants to EPIMMUNE (or shall grant to the applicable third party partner of EPIMMUNE) a worldwide, non-exclusive, nontransferable (except as permitted by Section 14.9) license, with rights to sublicense, under

                                               *CONFIDENTIAL TREATMENT REQUESTED
the BAVARIAN NORDIC Manufacturing Technology, to make, have made, use, sell, offer for sale and import Program Vaccine(s) and the Program Vaccine portion of any Combined Vaccine(s) and to make and have made Program Vaccine(s) and the Program Vaccine portion of any Combined Vaccine(s), such license to be upon commercially reasonable terms to be agreed upon by the Parties or BAVARIAN NORDIC and such third party partner of EPIMMUNE, as applicable. EPIMMUNE or its third party partner may initiate negotiations with BAVARIAN NORDIC regarding the terms of such license at any time that it reasonably believes the provisions of
Section 6.9(c) will apply and has documentation to support such belief. BAVARIAN NORDIC and EPIMMUNE or its third party partner, if applicable, will use commercially reasonable efforts to complete negotiations for and finalize the terms surrounding such license within [...***...] days following initiation of such negotiations by EPIMMUNE or its third party partner, as applicable.

               (d) With respect to any manufacturing services performed by BAVARIAN NORDIC in connection with this Agreement, BAVARIAN NORDIC agrees to offer and provide such manufacturing services [...***...] by BAVARIAN NORDIC for services of similar type, quantity and quality. BAVARIAN NORDIC will notify EPIMMUNE in writing of any [...***...] required pursuant to this Section 6.9(d) and automatically apply such prices. The [...***...] will apply to the balance of all manufacturing services provided in connection with this Agreement or until a subsequent change pursuant to this Section 6.9(d).

        6.10 Additional Agreements. To the extent necessary the Parties will, in good faith, negotiate additional agreements necessary to give effect to the foregoing provisions related to manufacturing set forth in Section 6.9.

        6.11 Commencement of Marketing. In each country for which all the necessary governmental approvals to market any Program Vaccine or Combined Vaccine have been obtained, EPIMMUNE, BAVARIAN NORDIC, or their respective Affiliates or sublicensees as the

                                               *CONFIDENTIAL TREATMENT REQUESTED
case may be, operating pursuant to Section 6.3, 6.4 or 6.5, as applicable, shall commence commercialising such Program Vaccine or Combined Vaccine as promptly as possible (and in any event within [...***...] following the date on which such approvals were obtained). EPIMMUNE or BAVARIAN NORDIC as the case may be shall promptly notify each other when the approvals were obtained and marketing commenced.

        6.12 Marketing Efforts. EPIMMUNE, BAVARIAN NORDIC, or their respective Affiliates or sublicensees as the case may be, shall devote commercially reasonable efforts to promote and to expand the demand for each of the Program Vaccine(s) and Combined Vaccine(s) in all countries where marketed under Sections 6.3, 6.4 or 6.5, as applicable. In the event of a dispute regarding the adequacy of the efforts taken by EPIMMUNE, its Affiliates or sublicensees or BAVARIAN NORDIC, its Affiliates or sublicensees as the case may be in marketing any Program Vaccine(s) or Combined Vaccine(s), damages recoverable by the other Party shall be limited to the amount of lost Revenue and, in no event, would a Party hereto be required to relinquish any of its commercialisation rights hereunder.

                                   ARTICLE 7

                                    LICENSES

        7.1 Research and Development Program Licenses.

               (a) EPIMMUNE hereby grants to BAVARIAN NORDIC a worldwide, non-exclusive, royalty-free, non sublicensable and nontransferable (except as permitted by Section 14.9) license during the Research Term to practice the EPIMMUNE Background Technology, the EPIMMUNE Patent Rights and the Joint Patent Rights, solely in connection with activities to be performed by BAVARIAN NORDIC under the Research and Development Program.

               (b) BAVARIAN NORDIC hereby grants to EPIMMUNE a worldwide, non-exclusive, royalty-free, nonsublicensable and nontransferable (except as permitted by


                                               *CONFIDENTIAL TREATMENT REQUESTED

Section 14.9) license during the Research Term to practice the BAVARIAN NORDIC Background Technology, the BAVARIAN NORDIC Patent Rights and the Joint Patent Rights, solely in connection with activities to be performed by EPIMMUNE under the Research and Development Program.

        7.2 Additional License to EPIMMUNE. Subject to the exercise by EPIMMUNE of the EPI-Combination Option or EPIMMUNE Option, BAVARIAN NORDIC hereby grants to EPIMMUNE a worldwide, non-exclusive, royalty-bearing and non-transferable (except as permitted by Section 14.9) license, with rights to sublicense, under the BAVARIAN NORDIC Background Technology, the BAVARIAN NORDIC Patent Rights and the Joint Patent Rights, to use, sell, offer for sale and import EPI-Combined Vaccine(s) (if the EPI-Combination Option is exercised) or the Program Vaccine(s) (if the EPIMMUNE Option is exercised) during the Term. Royalties payable in connection with such license shall be as set forth in Section 6.4.

        7.3 Additional License to BAVARIAN NORDIC. Subject to the exercise by BAVARIAN NORDIC of the BN-Combination Option or BAVARIAN NORDIC Option, EPIMMUNE hereby grants to BAVARIAN NORDIC a worldwide, non-exclusive, royalty-bearing and nontransferable (except as permitted by Section 14.9) license, with rights to sublicense, under the EPIMMUNE Background Technology, the EPIMMUNE Patent Rights and the Joint Patent Rights, to make, have made, use, sell, offer for sale and import BN-Combined Vaccine(s) (if the BN-Combination Option is exercised) or the Program Vaccine(s) (if the BAVARIAN NORDIC Option is exercised). Royalties payable in connection with such license shall be as set forth in Section 6.5.

        7.4 Status of Licenses. BAVARIAN NORDIC and EPIMMUNE hereby acknowledge that this Agreement is an executory contract for the licensing of intellectual property as defined in Section 365(n) of the United States Bankruptcy Code (codified at 11 U.S.C. Section 365(n) et. seq.). If either Party, as debtor in possession, or if a trustee in bankruptcy in a case under the

Bankruptcy Code rejects this Agreement, then the other Party shall have the right to elect to retain its rights under this Agreement, as provided in Section 365(n) of the Bankruptcy Code.

                                   ARTICLE 8

                                 CONFIDENTIALITY

        8.1 Obligation of Confidentiality. During the Term and for [...***...] thereafter, each Party shall hold in confidence all information disclosed to such Party by the other Party in connection with this Agreement, including without limitation, information related to background technology belonging to the other Party, as well as Sole Invention(s) of the other Party and Joint Invention(s) ("Confidential Information"), and not disclose any of same to any third party except such of its employees and consultants who have a need to know in order to effectuate the work of the Research and Development Program or the development and marketing of the Program Vaccine(s) or Combined Vaccine(s) and who are bound by the obligations of confidentiality contained herein; provided, however, that such undertaking shall not apply to information received by a Party hereunder which such receiving Party can prove:

               (a) as of the date of receipt is in the public domain or subsequently enters the public domain through no breach of the Agreement by the receiving Party;

               (b) is received at any time in good faith from a third party lawfully in possession of the same and having the right to disclose the same;

               (c) was known to the receiving Party prior to its receipt from the disclosing Party as can be demonstrated by the receiving Party through written evidence; or

               (d) is entirely independently developed without reference to, the aid, application or use of any of the information to which the obligation of confidentiality applies. For the purposes of this Section each Party includes their respective Affiliates and permitted sublicensees.


                                               *CONFIDENTIAL TREATMENT REQUESTED

        8.2 Permitted Disclosures. Nothing contained herein shall prevent either Party from disclosing information for the purpose of obtaining patents according to Article 5 hereof or EPIMMUNE or BAVARIAN NORDIC from disclosing any Invention to the FDA or any other relevant authority for the purpose of obtaining approval to distribute and market Program Vaccine(s) and/or Combined Vaccine(s); provided, however, that all reasonable steps are taken to require the FDA or any other relevant authority to treat the information as confidential and proprietary information. In addition, either Party may make to Affiliates and sublicensees and potential sublicensees who in each case agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8, disclosures concerning the Program Vaccine(s) or Combined Vaccine(s).

        8.3 Terms of the Agreement. The Parties agree that the material terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, each Party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential investor, investment banker, acquirer, merger partner or other potential financial partner, and where reasonably practicable, shall obtain an adequate agreement of confidentiality consistent with the terms of this Agreement. Further, the Parties agree to consult with one another on the provisions of this Agreement containing Confidential Information which are to be redacted in any filings made by a Party with the United States Securities and Exchange Commission, any other recognized security exchange, or as otherwise required by law.

        8.4 Publications. While it is understood that members of BAVARIAN NORDIC and EPIMMUNE at some point shall be free to publish the results of their studies carried out under this Agreement, each Party agrees to provide the other Party the opportunity to review and approve or alter any proposed manuscripts, oral presentations or abstracts at least [...***...] days prior to their intended submission for publication. The publishing Party shall comply with


                                               *CONFIDENTIAL TREATMENT REQUESTED
the other Party's reasonable requests to delete references to such other Party's Confidential Information. In addition, if approved, each Party agrees to delay such submission for a period sufficient to permit adequate steps to be taken to secure patent protection for any patentable subject matter or to maintain trade secrets referred to therein.

        8.5 Press Release. Except as required by stock exchange rules or other mandatory law, the Parties must agree on the wording and timing of any press releases related to this Agreement and/or the Research and Development Program prior to its release.

                                   ARTICLE 9

                                TERM OF AGREEMENT

        9.1 Term. Unless sooner terminated as provided herein, this Agreement shall commence as of the date first above written and shall expire, on a product-by-product and country-by-country basis, upon later to occur of [...***...] EPIMMUNE, its Affiliates and sublicensees or BAVARIAN NORDIC, its Affiliates and sublicensees may make, use and/or sell Program Vaccine(s) or Combined Vaccine(s) in those countries where the relevant patents within the Program Patent Rights, BAVARIAN NORDIC Background Technology and EPIMMUNE Background Technology claiming such Program Vaccine(s) or Combined Vaccine(s) or their manufacture or use have expired with [...***...] to the other Party.

        9.2 Termination. This Agreement may be terminated by either Party:

               (a) in the event of a material breach of this Agreement by the other Party, upon [...***...] days' prior written notice to the breaching Party, the notice to become effective at the end of the [...***...] day period unless the breach is sooner cured by the breaching Party;

               (b) upon bankruptcy, insolvency or placing of the business of the other Party in the hands of a receiver; or


                                               *CONFIDENTIAL TREATMENT REQUESTED

               (c) if the Research Term is terminated prior to expiration pursuant to Section 2.12 and none of the EPI-Combination Option, EPIMMUNE Option, BN-Combination Option and BAVARIAN NORDIC Option, as applicable, is exercised.

        9.3 Continuing Rights. Termination of the Agreement for any reason shall be without prejudice to:

               (a) BAVARIAN NORDIC's and EPIMMUNE's respective right to receive all Revenues and royalties accrued and unpaid on the effective date of termination;

               (b) any other remedies which either Party may then or thereafter have hereunder or otherwise.

        9.4 Effect of Termination. Upon any termination or expiration of this Agreement, (a) the licenses granted by EPIMMUNE to BAVARIAN NORDIC and by BAVARIAN NORDIC to EPIMMUNE under Article 7 will terminate; (b) EPIMMUNE shall, within [...***...] days of such termination or expiration, return to BAVARIAN NORDIC all BAVARIAN NORDIC's Confidential Information and materials; (c) BAVARIAN NORDIC shall, within [...***...] days of such termination or expiration, return to EPIMMUNE all EPIMMUNE's Confidential Information and materials; and (d) each Party will transmit to the other Party all reports and data, including preclinical data and reports, obtained by such Party pursuant to this Agreement within [...***...] days of such termination or expiration. Sections 5.3, 5.9, 6.4, 6.5, 6.6, 6.7, 6.8, 9.3, 9.4, 9.5 and 14.4 and Articles
1, 4, 8 and 11 shall survive the expiration or termination of this Agreement. In addition, if (i) BAVARIAN NORDIC does not grant a license under the BAVARIAN NORDIC Manufacturing Technology to EPIMMUNE or the applicable third party partner of EPIMMUNE under the circumstances set forth in Section 6.9(c), (ii) BAVARIAN NORDIC does not comply with Section 6.9(d), or (iii) BAVARIAN NORDIC materially breaches any agreement for the supply of Program Vaccine(s) or the Program Vaccine portion of any Combined Vaccine(s) between BAVARIAN NORDIC and EPIMMUNE or any third party that


                                               *CONFIDENTIAL TREATMENT REQUESTED
commercialises Program Vaccine(s) or Combined Vaccine(s) (each of the circumstances set forth in the foregoing subsections (i) through (iii) referred to herein as a "Suspension Event"), then EPIMMUNE may suspend BAVARIAN NORDIC's right under Section 6.5 and the license granted under Section 7.3 until such time as the Suspension Event has been resolved to the mutual satisfaction of the Parties.

        9.5 Waiver. Failure to terminate this Agreement following a breach or failure to comply with terms and conditions of the Agreement shall not be deemed a waiver of the non-breaching Party's defenses, rights or causes of action arising from such or any future breach or non-compliance.

                                   ARTICLE 10

                      MUTUAL REPRESENTATION AND WARRANTIES

        10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

               (a) it has full corporate power and authority under the laws of the state or country of its incorporation to enter into this Agreement and to carry out the provisions hereunder;

               (b) to the knowledge of such Party as of the Effective Date, the performance by either Party of the activities under this Agreement will not infringe, nor cause such Party to unlawfully or wrongly use, any existing patent, trademark, trade secret, confidential or proprietary right or other rights owned or claimed by a third party;

               (c) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms;

               (d) the execution, delivery and performance of this Agreement by it does not materially conflict with any agreement, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it;

               (e) to the knowledge of such Party as of the Effective Date, (i) none of the patents licensed by such Party to the other Party hereunder are the subject of any claim or demand by any third party of infringement or misappropriation; (ii) such Party has not received any notice of such claim of or demand related to such infringement or misappropriation; and (iii) all such patents are either owned by such Party or may be licensed or provided hereunder by such Party without violating such Party's contractual obligations to a third party; and

               (f) to the knowledge of such Party as of the Effective Date, there is no claim, action, suit, proceeding or investigation pending or threatened against or affecting (i) its patents licensed to the other Party hereunder, or (ii) the transaction contemplated hereby.

        10.2 Disclaimer of Warranties. EXCEPT AS PROVIDED IN SECTION 10.1 ABOVE, THE TECHNOLOGY PROVIDED OR LICENSED HEREUNDER IS PROVIDED OR LICENSED "AS IS," AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Without limiting the generality of the foregoing, each Party expressly disclaims any warranty of the success of any study or test commenced pursuant to the Research and Development Program.

                                   ARTICLE 11

                                 INDEMNIFICATION

        11.1 Indemnification by EPIMMUNE. EPIMMUNE hereby agrees to indemnify, hold harmless and defend BAVARIAN NORDIC and its officers, directors and employees against any and all liability, damages, judgments, awards or costs of defence (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) resulting from any claim or claims by third parties against any of the foregoing solely to the extent that such claim or claims: (a) are based on the material breach of any representation or warranty by EPIMMUNE set forth in Section 10.1, (b) are based on the gross negligence or willful misconduct of EPIMMUNE, its Affiliates or sublicensees, or any of their respective employees or agents; or (c) arise out of the possession, storage, transport, manufacture, use, administration, sale, distribution or other disposition of Program Vaccine(s) and/or Combined Vaccine(s) by or on behalf of EPIMMUNE or its Affiliates or licensees (other than BAVARIAN NORDIC), provided that such indemnification shall not apply to the extent that any such claim would require indemnification by BAVARIAN NORDIC under Section 11.2.

        11.2 Indemnification by BAVARIAN NORDIC. BAVARIAN NORDIC hereby agrees to indemnify, hold harmless and defend EPIMMUNE and its officers, directors and employees against any and all liability, damages, judgments, awards or costs of defence (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) resulting from any claim or claims against any of the foregoing solely to the extent that such claim or claims: (a) are based on the material breach of any representation or warranty by BAVARIAN NORDIC set forth in Section 10.1 hereof, (b) are based on the gross negligence or willful misconduct of BAVARIAN NORDIC, its Affiliates or sublicensees, or any of their respective employees or agents; (c) arise out of the manufacture of any Program Vaccine(s) or Program Vaccine portion of any Combined Vaccine(s) by or on behalf of BAVARIAN NORDIC for commercialisation by EPIMMUNE or its Affiliates or licensees; or (d) arise out of the possession, storage, transport, manufacture, use, administration, sale, distribution or other disposition of Program Vaccine(s) by or on behalf of BAVARIAN NORDIC or its Affiliates or licensees (other than EPIMMUNE), provided that such indemnification shall not apply to the extent that any such claim would require indemnification by EPIMMUNE under Section 11.1.

        11.3 Notice and Procedures. In all cases where one Party seeks indemnification by the other under this Article 11, the Party seeking indemnification shall promptly notify the indemnifying Party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defence of such claim or lawsuit. The indemnifying Party shall have the right to control the defence, with counsel of its choice, provided that the non-indemnifying Party shall have the right to be represented by advisory counsel at its own expense. The indemnifying Party shall not settle or dispose of the matter in any manner which could negatively and materially affect the rights or liability of the non-indemnifying Party without the non-indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed.

                                   ARTICLE 12

                                   ARBITRATION

        BAVARIAN NORDIC and EPIMMUNE shall devote all reasonable efforts to amicably resolve any disputes between them concerning their respective rights and obligations under the Agreement. However, if the Chief Executive Officers of the Parties are unable to resolve a dispute within [...***...] days following the day on which either Party provides written notice of the dispute to the other Party's Chief Executive Officer, the dispute will be resolved or settled at the request of either Party by arbitration to be conducted in [...***...] in accordance with the rules of the [...***...] by [...***...] selected by the Parties in conformity with those rules. In addition to dealing with the merits of the case, the arbitration award shall fix the costs of the arbitration and decide which of the Parties shall bear such costs or in which proportion such costs shall be borne by the Parties. The decision of the [...***...] shall be final and binding upon the Parties and their respective Affiliates and the Parties hereby waive their respective rights to


                                               *CONFIDENTIAL TREATMENT REQUESTED
any form of appeal therefrom. Notwithstanding anything contained above to the contrary, issues involving the validity of patents will be decided by the courts or patent offices of the country which issued the patents in question. Both Parties shall continue their respective obligations under the Agreement during any such arbitration proceedings; provided, however, that either Party shall have the right to seek and obtain from the appropriate court in any relevant jurisdiction provisional remedies such as attachment, preliminary injunction, and replevin to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

                                   ARTICLE 13

                                  FORCE MAJEURE

        No failure or omission by the Parties in the performance of any obligation according to the Agreement shall be deemed a breach of the Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Party, including, but not limited to acts of God; acts or omissions of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; natural phenomena; power outage; earthquake; accident; war; rebellion; insurrection; riot; invasion; strike; lockout, or other kind of force majeure.

                                   ARTICLE 14

                                  MISCELLANEOUS

        14.1 Wire Transfer of Funds. Unless otherwise specified in writing, all payments required according to this Agreement shall be made by wire transfer:

If made by BAVARIAN NORDIC to EPIMMUNE:

                      [...***...]

                      [...***...]

                      [...***...]

                      [...***...]

                      [...***...]


If made by EPIMMUNE to BAVARIAN NORDIC:


                                               *CONFIDENTIAL TREATMENT REQUESTED

                      [...***...]

                      [...***...]

                      [...***...]

                      [...***...]

                      [...***...]

                      [...***...]


        14.2 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and delivered to the other Party at its address indicated below or to such other address as the addressee shall have theretofore furnished in writing to the addressor by hand, courier or by registered or certified airmail (postage prepaid) or by telefax, provided all telefax notices shall be promptly confirmed, in writing, by registered or certified airmail (postage prepaid): If to BAVARIAN NORDIC:

BAVARIAN NORDIC A/S
Vesterbrogade 149,
DK-1620 Copenhagen V
Denmark
Telefax # 453326 8380
Attention: President


If to EPIMMUNE:

EPIMMUNE Inc.
5820 Nancy Ridge Drive,
San Diego,
California 92121,
U.S.A.
Telefax  # 1 858-860-2600
Attention: President

        All notices shall be effective as of the date received by the addressee.

        14.3 Independent Efforts. It is recognized that BAVARIAN NORDIC and EPIMMUNE have carried out and plan to carry out their own independent research activities and programs for the discovery and development of novel vaccines for the treatment of HIV and for other purposes during the Research and Development Program and the remainder of the term of the Agreement. Nothing contained herein shall prevent either Party from conducting any


                                               *CONFIDENTIAL TREATMENT REQUESTED
independent activities and programs within the Field that do not involve the use of Background Technology belonging to the other Party and/or Invention(s). Nothing contained herein shall prevent either Party from conducting any activities and programs outside the Field that do not involve the use of Background Technology belonging to the other Party and/or Sole Invention(s) of the other Party.

        14.4 Governing Law. This Agreement shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of New York, other than those provisions governing conflict of laws and provided that issues regarding patents shall be construed according to laws of the country, which issued the patent, involved. The Parties expressly intend that the UN Convention for the International Sale of Goods shall not, in whole or in part, apply to this Agreement.

        14.5 Insurance. Each Party shall maintain product liability insurance with respect to development, manufacture and sales of Program Vaccine(s) and Combined Vaccine(s) (as the case may be) in such amount as such Party customarily maintains with respect to sales of its other products. Each Party shall maintain such insurance for so long as it continues to manufacture or sell any Program Vaccine(s) or Combined Vaccine (as the case may be) and thereafter for so long as such Party maintains insurance for itself covering such manufacture or sales.

        14.6 Non-Waiver. Any waiver must be explicitly in writing. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

        14.7 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent jurisdiction or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, shall be divisible and deleted in such jurisdiction; this Agreement shall not otherwise be affected.

        14.8 Independent Contractors. The relationship of the Parties under the Agreement is that of independent contractors. Nothing in this Agreement shall be construed as creating any partnership, employment, agency or other similar relationship between the Parties. Neither Party is authorized to take any action binding upon the other.

        14.9 Assignment. Either Party may assign this Agreement in whole or in part to any Affiliate or Affiliates that shall be substituted directly in whole or in part for it hereunder; provided, however, that the assignor shall guarantee the performance of its Affiliate assignee hereunder. The Agreement shall not otherwise be assignable by either Party without the prior written consent of the other Party, except by a Party to the successor or assignee of all or substantially all of its business related to this Agreement, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder.

        14.10 Counterparts and Headings. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. All headings and the cover page are inserted for convenience of reference only and shall not affect its meaning or interpretation.

        14.11 Government Rights. The Parties understand that the Inventions, if any, may be developed in part with funds furnished by the federal government of the United States of America and that the federal government of the United States of America has certain rights relative thereto. This Agreement and the rights hereunder are explicitly made subject to the federal government's rights under any applicable law or regulation. To the extent that there is a conflict between any such applicable law or regulation and this Agreement, the terms of such applicable law or regulation shall prevail.

        14.12 Entire Agreement. The terms and provisions contained in this Agreement constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement shall be binding upon either Party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective Parties and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect.

        14.13 English Language. This Agreement has been written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

       IN WITNESS WHEREOF, BAVARIAN NORDIC and EPIMMUNE have executed this Agreement in duplicate as of the day and year first above written.

BAVARIAN NORDIC A/S                         EPIMMUNE  INC.

By:           /s/ Peter Wulff               By:        /s/ Emile Loria
   --------------------------------------       --------------------------------
Print Name:   Peter Wulff                   Printed Name:     Emile Loria
           ------------------------------                -----------------------
Title:        CEO                           Title:          President & CEO
      -----------------------------------      ---------------------------------

                                   APPENDIX I

                        RESEARCH AND DEVELOPMENT PROGRAM

                                   APPENDIX II

                                   [...***...]














*CONFIDENTIAL TREATMENT REQUESTED